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                                                                     EXHIBIT 3.9



               CORRECTED CERTIFICATE OF DESIGNATIONS, PREFERENCES
               AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                         PHILLIPS-VAN HEUSEN CORPORATION
                         -------------------------------


                  WHEREAS, pursuant to the provisions of ss.103(f) of the Delaware General Corporation Law (the "DGCL"), the Corporation (as hereinafter defined) hereby corrects the defects in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Corporation, which was filed on February 10, 2003, so as to cause the Corrected Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of the Corporation to accurately reflect the actions of the Board;

                  WHEREAS, the inaccuracies or defects to be corrected are as follows:

                  1. Section 6(h), subclause (iv):

                                   (iv) shares of Common Stock issuable upon the exercise of stock options or other awards made or denominated in shares of Common Stock under any of the Company's stock plans including any stock option, stock purchase, restricted stock or similar plan hereafter adopted by the Board of Directors and, if required by applicable Law or stock exchange requirement, approved by the stockholders of the Company, and

                  2. Section 7(a), subclause (A):

                                   (A) the sixth month anniversary of the
                                   maturity date of any notes, bonds or
                                   debentures issued to refinance (the
                                   "Refinancing") the notes issued pursuant to the CK Purchase Agreement, provided that such Refinancing occurs within two years of the Original Issue Date, or;

                  WHEREAS, the corrections are as follows:

                  1. Section 6(h), subclause (iv):

                                   (iv) shares of Common Stock issuable upon the exercise of stock options or other awards made or denominated in shares of Common Stock under any of the Corporation's stock plans including any stock option, stock purchase, restricted stock or similar plan hereafter adopted by the Board of Directors and, if required by applicable Law or stock exchange requirement, approved by the stockholders of the Corporation, and


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                  2. Section 7(a), subclause (A):

                                   (A) the sixth month anniversary of the
                                   maturity date of any notes, bonds or
                                   debentures issued to refinance (the
                                   "Refinancing") the notes issued pursuant to the Term Loan Agreement, dated as of December 16, 2002, by and between the Corporation, each of the lenders listed thereto, and Apax Managers, Inc., as the administrative agent, provided that such Refinancing occurs within two years of the Original Issue Date, or;

                  PHILLIPS-VAN HEUSEN CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

                  A. Pursuant to authority conferred upon the Board of Directors (the "Board") by Article FOURTH of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and pursuant to the provisions of ss.151 of the Delaware General Corporation Law, the Board adopted and approved the following resolution providing for the designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Series B Convertible Preferred Stock.

                  WHEREAS, the Certificate of Incorporation provides for two classes of shares known as common stock, $1.00 par value per share (the "Common Stock"), and preferred stock, $100 par value per share (the "Preferred Stock"); and

                  WHEREAS, the Board is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in such series and to fix the designations, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

                  NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series B Convertible Preferred Stock and fixes and determines the preferences, rights, qualifications, limitations and restrictions relating to the Series B Convertible Preferred Stock as follows:

                  1. DESIGNATION. The shares of such series of Preferred Stock shall be designated "Series B Convertible Preferred Stock" (referred to herein as the "Series B Stock").

                  2. AUTHORIZED NUMBER. The number of shares constituting the Series B Stock shall be 10,000.

                  3. RANKING. The Series B Stock shall rank, as to dividends and upon Liquidation (as defined in Section 5(a) hereof), senior and prior to the Common Stock, the Corporation's Series A Cumulative Participating Preferred Stock (the "Series A Stock") and to all other classes or series of stock issued by the Corporation. All equity securities of the


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Corporation to which the Series B Stock ranks prior, with respect to dividends and upon Liquidation, including, without limitation, the Common Stock and the Series A Stock, are collectively referred to herein as "Junior Securities." The Corporation shall not have or create any class of stock ranking on parity with, or senior to, the Series B Stock, without the affirmative vote of the holders of a majority of the shares of Series B Stock, voting separately as a class.

                  4. DIVIDENDS.

                     (a) Dividend Accrual and Payment. The holders of the Series B Stock shall be entitled to receive, if, as and when declared by the Board out of funds legally available for the payment therefor, cash dividends at the rate of 8% per annum (the "Dividend Rate") of the Series B Issue Price. Dividends shall accrue daily but shall be payable quarterly in equal installments on the first day immediately following the end of the Corporation's fiscal quarter, or, if any such date is a Saturday, Sunday or legal holiday, then on the next day which is not a Saturday, Sunday or legal holiday (each a "Dividend Payment Date"). If any shares of Series B Stock are issued on a date which does not coincide with the Dividend Payment Date, then the initial dividend accrual period applicable to such shares shall be the period from the date of issuance thereof (the "Original Issue Date") through the last day of the Corporation's fiscal quarter in which such shares are issued. If the date fixed for redemption of or payment of a final liquidating distribution on any shares of Series B Stock, or the date on which any shares of Series B Stock are converted into Common Stock, does not coincide with the Dividend Payment Date, then subject to the provisions hereof relating to such redemption, payment or conversion, the final dividend accrual period applicable to such shares shall be the period from the first day of the Corporation's fiscal quarter during which such redemption, payment or conversion occurs through the redemption, payment or conversion date. Dividends shall be cumulative and shall compound at the Dividend Rate as of each Dividend Payment Date (hereinafter referred to as the "Dividends"). Dividends with respect to any quarter may be paid in cash at the discretion of the Board on the related Dividend Payment Date. Dividends not so paid in cash may not be paid in cash until (i) a Liquidation as part of the Liquidation Preference or
(ii) a Redemption pursuant to Article 7 hereof.

                     (b) Dividend Limitation on Junior Securities. Except for the Annual Cash Dividend (as defined in Section 10(g) hereof), for so long as any shares of Series B Stock are outstanding, the Corporation shall not declare, pay or set apart for payment, any dividend on any Junior Securities or make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Securities or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Securities to the holder of Junior Securities).

                     (c) Dividends on Fractional Shares. Each fractional share of Series B Stock outstanding shall be entitled to a ratably proportionate amount of all Dividends accruing with respect to each outstanding share of Series B Stock pursuant to Section 4(a) hereof, and all such Dividends with respect to such outstanding fractional shares shall be payable in the same

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manner and at such times as provided for in Section 4(a) hereof with respect to
Dividends on each outstanding share of Series B Stock.

                  5. LIQUIDATION.

                     (a) Liquidation Procedure. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the holders of the shares of Series B Stock shall be entitled, before any distribution or payment is made upon any Junior Securities, to be paid an amount equal to (i) $25,000 per share of Series B Stock, representing the liquidation preference per share of the Series B Stock (as adjusted for any combinations, divisions or similar recapitalizations affecting the shares of Series B Stock) (the "Series B Issue Price"), plus (ii) all accrued and unpaid Dividends on the Series B Stock to such date (together with the Series B Issue Price, the "Liquidation Preference"). If upon Liquidation, the assets to be distributed among the holders of Series B Stock shall be insufficient to permit payment in full to the holders of Series B Stock of the Liquidation Preference, then the entire assets of the Corporation shall be distributed ratably among such holders in proportion to the full respective Liquidation Preference to which they are entitled.

                     (b) Remaining Assets. Upon Liquidation, after the holders of Series B Stock shall have been paid in full the Liquidation Preference, the remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Junior Securities then outstanding.

                     (c) Fractional Shares. The Liquidation Preference with respect to each outstanding fractional share of Series B Stock shall be equal to a ratably proportionate amount of the Liquidation Preference with respect to each outstanding share of Series B Stock.

                     (d) Mergers, Reorganizations, Etc. The holders of at least a majority of the then outstanding shares of Series B Stock, may elect to deem the merger, reorganization or consolidation of the Corporation into or with another corporation or other similar transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of in exchange for property, rights or securities distributed to holders thereof by the acquiring person, firm or other entity, or the sale of all or substantially all the assets of the Corporation (the foregoing being referred to collectively as an "Acquisition"), as a Liquidation for purposes of this Section 5.

                  6. CONVERSION. The rights of the holders of shares of the Series B Stock to convert such shares into shares of Common Stock of the Corporation (the "Conversion Rights"), and the terms and conditions of such conversion, shall be as follows:

                     (a) Right to Convert.

                         (i) By the Holders of the Series B Stock.

                         (A) Each share of Series B Stock shall be convertible,
                  at the option of the holder thereof, at any time after the Original Issue Date, at the office of the Corporation or its transfer agent, into that number of the fully paid and

                                       4
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                  nonassessable shares of Common Stock determined in accordance with the provisions of Section 6(c) below. In order to convert shares of the Series B Stock into shares of Common Stock, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or its transfer agent, together with written notice to the Corporation stating that it elects to convert the same and setting forth the name or names it wishes the certificate or certificates for Common Stock to be issued, and the number of shares of Series B Stock being converted.

                         (B) The Corporation shall, as soon as practicable after
                  the surrender of the certificate or certificates evidencing shares of Series B Stock for conversion at the office of the Corporation or its transfer agent, issue to each holder of such shares, or its nominee or nominees, a certificate or certificates evidencing the number of shares of Common Stock to which it shall be entitled and, in the event that only a part of the shares evidenced by such certificate or certificates are converted, a certificate evidencing the number of shares of Series B Stock which are not converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such date and shall, with respect to such shares, have only those rights of a holder of Common Stock of the Corporation.

                     (b) By the Corporation.

                         (A) If at any time after the fourth anniversary of the
                  Original Issue Date, the Market Price (as defined below) on the New York Stock Exchange of the Common Stock for any 60 consecutive trading days equals or exceeds 225% of the Conversion Price then in effect, all of the Series B Stock, at the election of the Corporation (the "Company Conversion"), will convert into that number of the fully paid and nonassessable shares of Common Stock determined in accordance with the provisions of Section 6(c) below, without any action on the part of the holders of the Series B Stock. The Corporation will give written notice of such election to the holders of Series B Stock, which notice shall be given at least 10 business days prior to such conversion (the "Conversion Notice"). The Company Conversion is deemed to occur on the date the Conversion Notice is given.

                     (c) Conversion of the Series B Stock.

                         (i) Each share of Series B Stock shall be convertible
at any time after the Original Issue Date, at the option of the holder of record thereof, into the number of fully paid and nonassessable shares of Common Stock equal to the quotient of (x) the Liquidation Preference of such share of Series B Stock being converted divided by (y) the Conversion Price (as defined below).

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                         (ii) No fractional shares of Common Stock shall be
issued upon conversion of the Series B Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Market Price on the date of conversion.

         As used herein, "Market Price" for any day means, with respect to the shares of Common Stock, the volume weighted average price as reported by Bloomberg (or if such information is not available from Bloomberg, from another nationally recognized independent pricing source). If there is no publicly traded market for the shares of Common Stock, pricing information will be obtained directly from broker/dealers and active market makers such as banks and securities firms. In instances where there is no readily available pricing information, the Board shall determine in good faith the fair value of the Common Stock, which determination shall be set forth in a certificate by the Secretary of the Corporation.

                  (d) Conversion Price. The conversion price per share for the Series B Stock shall initially be $14.00 (the "Conversion Price") and shall be subject to adjustment from time to time as provided herein.

                  (e) Adjustment for Stock Splits and Combinations. If outstanding shares of the Common Stock of the Corporation shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Common Stock of the Corporation, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price under this Section 6(e) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

                  (f) Reorganizations, Mergers, Consolidations or Reclassifications. In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value), or the consolidation or merger of the Corporation with or into another Person (collectively referred to hereinafter as "Reorganizations"), the holders of the Series B Stock shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Series B Stock the kind and number of shares of Common Stock or other securities or property (including cash) of the Corporation, or other corporation resulting from such consolidation or surviving such merger to which a holder of the number of shares of the Common Stock of the Corporation which the

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Series B Stock entitled the holder thereof to convert to immediately prior to such Reorganization would have been entitled to receive with respect to such reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series B Stock, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Series B Stock. The provisions of this Section 6(f) shall similarly apply to successive Reorganizations.

                  (g) Sale of Additional Shares.

                     (i) If at any time or from time to time the Corporation shall issue or sell Additional Shares of Common Stock (as hereinafter defined), or is deemed by the express provisions of this subsection (g) to issue or sell Additional Shares of Common Stock, other than as a subdivision or combination of shares of Common Stock as provided in Section 6(e) above, for a consideration per share less than the then existing Conversion Price, then the existing Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by dividing (A) an amount equal to the sum of (1) the applicable Conversion Price immediately prior to such issuance or sale multiplied by the number of shares of Common Stock deemed outstanding at the close of business on the day before the date of such issuance or sale, plus (2) the aggregate consideration, if any, received or to be received by the Corporation upon such issuance or sale, by (B) an amount equal to the sum of (1) the number of shares of Common Stock deemed outstanding immediately prior to such issuance or sale, plus (2) the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (i) the number of shares of Common Stock actually outstanding, and (ii) the number of shares of Common Stock into which the then outstanding shares of Series B Stock could be converted if fully converted on the day immediately preceding the given date.

                     (ii) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock issuable upon conversion of the Series B Stock, as provided above, the following provisions shall be applicable:

                         (A) In case of the issuance of Common Stock for
                  consideration in whole or in part for cash, the consideration shall be deemed to be the amount of cash paid therefor, plus the value of any property other than cash received by the Corporation as determined in accordance with clause (B) below.

                         (B) In case of the issuance of Common Stock for
                  consideration in whole or in part in property or consideration other than cash, the value of such property or consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board.

                         (C) In case of the issuance of (x) options, warrants,
                  or other rights to acquire or to purchase or to subscribe for Common Stock (whether or not


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                  at the time exercisable), (y) securities convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities (whether or not at the time so convertible or exchangeable): (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants, or other rights to acquire or to purchase, or to subscribe for Common Stock (whether or not at the time exercisable) shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in clauses (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the purchase price provided in such options, warrants or rights for the shares of Common Stock covered thereby; (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for, any such convertible or exchangeable securities or upon the exercise of options to purchase, or to subscribe for, such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants or rights (determined in the manner provided in clauses (A) and (B) above); and (3) on the expiration of any warrant, right or option or on the termination of any right to convert or exchange any convertible or exchangeable securities, (whether or not at the time so convertible or exchangeable): the Conversion Price then in effect shall thereupon be readjusted to the Conversion Price as would have been in effect had the adjustment made upon the granting or issuance of such warrants, rights or options or convertible or exchangeable securities (whether or not at the time so convertible or exchangeable): been made upon the basis of the issuance or sale of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights or upon the conversion or exchange of such convertible or exchangeable securities. No readjustment pursuant to clause
                  (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (x) the Conversion Price on the original adjustment date or (y) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                         (h) Additional Shares of Common Stock. "Additional
Shares of Common Stock" shall mean all shares of Common Stock issued or deemed to be issued or issuable by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of Common Stock issued upon the conversion of the Series B Stock, (ii) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Corporation, (iii) shares of Common Stock issued upon exercise of the Warrants (as defined below), (iv) shares of Common Stock issuable upon the exercise of stock options or other awards made or denominated in shares of Common Stock under any of the

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Corporation's stock plans including any stock option, stock purchase, restricted stock or similar plan hereafter adopted by the Board of Directors and, if required by applicable Law or stock exchange requirement, approved by the stockholders of the Corporation, and (v) shares of Common Stock issued pursuant to an acquisition of a business (including, without limitation, by way of an acquisition of capital stock) or the assets of a business (which assets do not consist primarily of cash or cash equivalents) approved by the Board of Directors. "Warrants" shall mean the warrants exercisable to purchase an aggregate of 320,000 shares of Common Stock, issued in connection with that certain Stock Purchase Agreement, dated as of December 17, 2002 (the "CK
Purchase Agreement"), by and among the Corporation, Calvin Klein Inc., a New
York corporation., Calvin Klein (Europe), Inc., a Delaware corporation, Calvin Klein (Europe II), Corp., a Delaware corporation, Calvin Klein Europe S.R.L., an Italian limited partnership, CK Service Corp., a Delaware corporation, Calvin Klein, Barry Schwartz, Trust for the Benefit of the Issue of Calvin Klein, Trust for the Benefit of the Issue of Barry Schwartz, Stephanie Schwartz-Ferdman and Jonathan Schwartz.

                         (i) Certificate of Adjustment. In each case of an
adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series B Stock, the Corporation, at its expense, shall cause the Chief Financial Officer of the Corporation to compute such adjustment or readjustment in accordance with this Certificate of Incorporation and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to each registered holder of the Series B Stock at the holder's address as shown on the Corporation's stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold,
(ii) the Conversion Price at the time in effect for the Series B Stock, and
(iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series B Stock.

                         (j) Reservation of Stock Issuable Upon Conversion. The
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding shares of the Series B Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Stock, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                         (k) Payment of Taxes. The Corporation shall pay all
taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of shares of Series B Stock; provided that, the Corporation shall not pay any taxes or other governmental charge, imposed in connection with

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any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that of which the shares of Series B Stock so converted were registered.

                         (l) No Impairment. The Corporation shall not amend its
Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith use its best efforts, and assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series B Stock against dilution or other impairment.

                         (m) Minimum Adjustment. No adjustment of the Conversion
Price shall be made if the amount of any such adjustment would be an amount less than one percent (1%) of the Conversion Price then in effect, but any such amount shall be carried forward and an adjustment in respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate an increase or decrease of one percent (1%) or more.

                         (n) Certain Adjustments. The Conversion Price shall not
be adjusted upward except in the event of a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock or in the event of a readjustment of the Conversion Price pursuant to Section 6(g)(ii)(C).

                  7.     REDEMPTION.

                         (a) Redemption. On or after the later of (A) the sixth
month anniversary of the maturity date of any notes, bonds or debentures issued to refinance (the "Refinancing") the notes issued pursuant to the Term Loan Agreement, dated as of December 16, 2002, by and between the Corporation, each of the lenders listed thereto, and Apax Managers, Inc., as the administrative agent, provided that such Refinancing occurs within two years of the Original Issue Date, or (B) November 1, 2008, the holders holding a majority of the shares of Series B Stock shall have the right, by written notice delivered to the Corporation (the "Holders' Redemption Demand"), to require the Corporation to redeem, no later than thirty (30) days after the Corporation's receipt of the Holders' Redemption Demand, all or any portion of the Series B Stock owned by such holder or holders at a price per share equal to one hundred percent (100%) of the Liquidation Preference on the Redemption Date. The date on which the Corporation redeems the Series B Stock at the option of any holder of Series B Stock pursuant to this Section 7(a) is referred to herein as the "Redemption Date."

                         (b) Redemption Procedure. On or prior to the Redemption
Date, the Corporation shall deposit the aggregate Series B Stock Issue Price plus an aggregate amount equal to all accrued and unpaid Dividends on all outstanding shares of Series B Stock to be so redeemed to the Redemption Date (the "Redemption Price") with a bank or trust corporation having aggregate capital and surplus in excess of $500,000,000 as a trust fund for the benefit of the holders of the shares of Series B Stock, with irrevocable instructions and authority to the

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

bank or trust corporation to pay the allocable portion of the Redemption Price for such shares to their respective holders on or after the Redemption Date upon receipt of the certificate or certificates of the shares of Series B Stock to be redeemed. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B Stock as holders of Series B Stock (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease as to those shares of Series B Stock redeemed, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If on the Redemption Date the funds of the Corporation legally available for redemption of shares of Series B Stock are insufficient to redeem the total number of shares of Series B Stock to be redeemed on such date, then the Corporation will use those funds which are legally available therefor to redeem the maximum possible number of shares of Series B Stock ratably among the holders of such shares to be redeemed based upon their holdings of Series B Stock. Payments shall first be applied against accrued and unpaid Dividends and thereafter against the remainder of the Redemption Price. The shares of Series B Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series B Stock such funds will immediately be used to redeem the balance of the shares of Series B Stock to be redeemed. No dividends or other distributions shall be declared or paid on, nor shall the Corporation redeem, purchase or acquire any shares of, the Common Stock or any other class or series of stock of the Corporation unless the Redemption Price per share of all shares elected to be redeemed shall have been paid in full. Until the Redemption Price for each share of Series B Stock elected to be redeemed shall have been paid in full, such share of Series B Stock shall remain outstanding for all purposes and entitle the holder thereof to all the rights and privileges provided herein, including, without limitation, that Dividends and interest thereon shall continue to accrue and, if unpaid prior to the date such shares are redeemed, shall be included as part of the Redemption Price as provided in this Section 7(b).

                         (c) Prohibited Redemption. The Corporation shall not
have the right to redeem any shares of the Series B Stock, including any fractional share of the Series B Stock.

                  8.      THE RIGHTS.

                         (a) General. Each share of Series B Stock shall also
represent the number of Rights equal to the number of shares of Common Stock into which such share of Series B Stock and Dividends thereon are convertible at any time.

                         (b) Terms. The terms and conditions of the Rights are
set forth in that certain Rights Agreement, dated as of June 10, 1986, as amended, by and between the Corporation and The Bank of New York (successor to The Chase Manhattan Bank, N.A.) (as amended, the "Rights Agreement").

                         (c) Reservation of Stock Issuable Upon Exercise. The
Corporation shall, at all times, reserve and keep available out of its authorized but unissued shares of Series A Stock, such number of its shares of Series A Stock as shall, from time to time, be sufficient upon exercise of the Rights and, if at any time the number of authorized but unissued shares of Series

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

A Stock shall not be sufficient to effect the exercise of all then outstanding Rights, the Corporation shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Series A Stock to such number of shares as shall be sufficient for such purpose.

                  The terms "Right" and "Distribution Date" shall have the respective meanings given to such terms in the Rights Agreement.

                  9.     VOTING RIGHTS.

                         (a) General. Subject to the other provisions contained
herein, each holder of Series B Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which the holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Series B Stock and the holders of Common Stock shall vote together and not as separate classes.

                         (b) Series B Stock. On all matters put to a vote to the
holders of Common Stock, each holder of shares of Series B Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Stock could be converted pursuant to the provisions of Section 6 above at the record date for the determination of the stockholders entitled to vote or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

                         (c) Board Size. The authorized number of directors of
the Board shall be fourteen (14). The Corporation shall not alter the authorized number of directors in its Certificate of Incorporation, bylaws or otherwise, without first obtaining the written consent, or affirmative vote at a meeting, of the holders of a majority of the then outstanding shares of the Series B Stock, consenting or voting (as the case may be) separately as a class.

                         (d) Board of Directors Election and Removal.

                             (i) Election of Directors. (A) For so long as at
least sixty-five percent (65%) of the shares of Series B Stock issued on the Original Issue Date remain outstanding, the holders of the Series B Stock, voting as a separate series, shall be entitled to elect three (3) directors of the Corporation ("Series B Directors"); (B) if more than thirty-five percent (35%) but less than sixty-five percent (65%) of the shares of Series B Stock issued on the Original Issue Date remain outstanding, the holders of the Series B Stock, voting as a separate series, shall be entitled to elect two (2) Series B Directors; and (C) if more than ten percent (10%) but less than thirty-five percent (35%) of the shares of Series B Stock issued on the Original Issue Date remain outstanding, the holders of the Series B Stock, voting as a separate series, shall be entitled to elect one (1) Series B Director.

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

                             (ii) Quorum; Required Vote.

                             (A) Quorum. At any meeting held for the purpose of
                  electing directors, the presence in person or by proxy of the holders of a majority of the shares of the Series B Stock shall constitute a quorum for the election of directors to be elected solely by the holders of the Series B Stock.

                             (B) Required Vote. With respect to the election of
                  any Series B Director or Directors by the holders of the outstanding shares of Series B Stock, that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of the Series B Stock, receive the highest number of affirmative votes of the outstanding shares of the Series B Stock, up to the number of directors to be elected by the Series B Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of outstanding shares of the Series B Stock.

                             (C) Removal. Subject to Section 141(k) of the DGCL,
                  any director who shall have been elected to the Board by the holders of the Series B Stock may be removed during his or her term of office, without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of the Series B Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting.

                             (D) Procedures. Any meeting of the holders of the
                  Series B Stock, and any action taken by the holders of the Series B Stock by written consent without a meeting, in order to elect or remove a director under this Section 11(d), shall be held in accordance with the procedures and provisions of the Corporation's bylaws, the DGCL and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

                             (E) Termination. Notwithstanding anything to
                  contrary contained in this Section 9(d), the provisions of this Section 9(d) shall cease to be of any further force or effect upon the date on which less than ten percent (10%) of the shares of Series B Stock issued on the Original Issue Date remain outstanding.

                  10. PROTECTIVE PROVISIONS. For so long as any shares of Series B Stock are outstanding, the Corporation will not, without first obtaining the written consent or affirmative vote of holders of at least a majority of the shares of Series B Stock then outstanding, voting separately as a class, take any action with respect to any of the matters set forth in Sections 10(a) through 10(h).

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

                         (a) Change the Series B Stock. Materially amend, alter,
repeal, impair or change, in any respect, the rights, preferences, powers, privileges, restrictions, qualifications or limitations of the Series B Stock.

                         (b) Create New Stock. Authorize, establish, create or
issue any additional series of Preferred Stock or any other new class or series of equity securities or any securities convertible into equity securities of the Corporation, in each case which would have a preference over, or be on a parity with, the Series B Stock with respect to dividends or upon Liquidation.

                         (c) Increase the Series B Stock. Authorize or agree to
authorize any increase in the number of shares of Series B Stock or issue any additional shares of Series B Stock.

                         (d) Amend Charter or Bylaws. Amend, alter or repeal any
provision of the Certificate of Incorporation of the Corporation or bylaws of the Corporation which would adversely affect any right, preference, privilege or voting power of the Series B Stock or the holders thereof.

                         (e) Increase Directors. Increase the number of
directors of the Corporation above fourteen (14).

                         (f) Increase Debt.

                             (i) Generally. Incur or assume Indebtedness, on a
consolidated basis, to an amount that exceeds 4.5 times the Consolidated EBITDA of the Corporation. In the case of Indebtedness incurred or assumed in connection with the acquisition of a business, Consolidated EBITDA will be determined on a pro forma basis in accordance with Article 11 of Regulation S-X promulgated by the SEC and shall take into account EBITDA of the acquired entity as well as debt incurred, assumed or refinanced in connection with such acquisition.

                  "Consolidated EBITDA" shall mean, for any twelve-month period, the sum, determined on a consolidated basis, of (A) net income (or net loss),
(B) interest expense, (C) income tax expense, (D) depreciation expense and (E) amortization, determined in accordance with GAAP.

                  "Indebtedness" means all obligations, contingent and otherwise, for money borrowed or for the purchase of capital assets which in accordance with GAAP should be classified on the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including without limitation, in any event and whether or not so classified: (A) all debt and similar monetary obligations, whether direct or indirect; (B) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (C) all guaranties, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply

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

funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; and (D) obligations to reimburse issuers of any letters of credit.

                         (g) Pay Dividends. Except for the Dividends, declare or
pay any dividends (other than dividends payable solely in shares of its Common Stock) on or declare or make any other distribution, purchase, redemption or acquisition, directly or indirectly, on account of any shares of Preferred Stock or Common Stock now or hereafter outstanding; provided, however, that the Corporation shall be permitted to: (i) purchase shares of Common Stock held by former employees of the Corporation, provided, that such purchase occurs within 120 days of the date on which such employee's employment with the Corporation ceased, and the aggregate amount of such purchases do not exceed $5,000,000 in any 12 month period, (ii) pay or declare cash dividends on the shares of Common Stock in the same aggregate amount as was paid in fiscal 2002 (the "2002 Aggregate Amount"), (iii) declare or pay cash dividends on the shares of Common Stock in excess of the 2002 aggregate amount, provided, that such cash dividends do not exceed the average percentage of net income which dividends paid on the Common Stock for the preceding three fiscal years (the "Annual Cash Dividend") represented, and (iv) redeem all of the issued and outstanding Rights.

                         (h) Material Actions. Agree to take any of the
foregoing actions.

                  11. NOTICES OF RECORD DATE. Upon (i) any taking by the Corporation of a record of the holders of any class of securities (including the Series B Stock) for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than the Annual Cash Dividend), or (ii) any Acquisition (as defined in Section 2(d)), or other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation with or into, any other corporation, or any Liquidation, or any other action of the type or types requiring an adjustment to the Conversion Price or the number or character of the Series B Stock as set forth herein, the Corporation shall mail to each holder of Series B Stock at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend (other than the Annual Cash Dividend) or distribution and a description of such dividend (other than the Annual Cash Dividend) or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Liquidation, or other action is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, Liquidation, or other action. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind, or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of Series B Stock.

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

                  12. TAX TREATMENT. The Corporation shall not treat accrued and unpaid Dividends as "dividends" under Sections 301 or 305 of the Internal Revenue Code until such time as the Dividends are actually paid in cash or converted into shares of Common Stock.

                  13. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                  14. NO REISSUANCE OF SERIES B STOCK. No share or shares of Series B Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares of Series B Stock shall be canceled, retired and eliminated from the shares of Series B Stock which the Corporation shall be authorized to issue. Any such shares of Series B Stock acquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock issuable in undesignated Series and may be redesignated and reissued in any series other than as Series B Stock.




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


                  IN WITNESS WHEREOF, the undersigned has executed this Corrected Certificate of Designation this 17th day of April, 2003.


                             PHILLIPS-VAN HEUSEN CORPORATION



                             By:  /s/ Mark D. Fischer
                                 -----------------------------------------
                             Name: Mark D. Fischer
                             Title:  Vice President, General Counsel, Secretary





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